                                                                      EXHIBIT 12

           INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS


                                                        13 Months
                                         Year Ended       Ended                   Years Ended                Six Months Ended
                                        November 30,   December 31,               December 31,                    June 30,
                                        ------------   ------------   ------------------------------------   --------------------
                                           1989           1990          1991          1992         1993        1993        1994
                                        ------------   ------------   --------      --------     ---------   -------     --------
                                                                (Dollars in thousands)

Earnings
  Net income........................    $ 61,164       $ 69,901       $ 89,530      $157,749     $168,565    $ 76,510    $107,984
  Add:
    Provision for income taxes......      33,706         46,064         50,170        88,491      109,075      42,713      63,840
    Fixed charges...................     155,917        211,802        230,984       279,827      340,568     158,960     190,077
  Less:
    Capitalized interest............      22,310         33,630         38,947        36,291       39,363      20,292      20,738
                                        --------       --------       --------      --------     --------    --------    --------
  Earnings as adjusted (A)..........    $228,477       $294,137       $331,737      $489,776     $578,845    $257,891    $341,163
                                        ========       ========       ========      ========     ========    ========    ========
  Preferred dividend requirements...      $8,953         $4,916       $    ---      $    ---     $  2,692    $  1,424    $  3,411
    Ratio of income before provision
      for income taxes to net
      income........................         155%           176%           156%          156%         165%        156%        159%
                                        --------       --------       --------      --------     --------    --------    --------
  Preferred dividend factor on
    pretax basis....................      13,877          8,652            ---           ---        4,442       2,221       5,423
                                        --------       --------       --------      --------     --------    --------    --------
  Fixed charges
    Interest expense................     133,607        178,172        192,037       243,536      301,205     138,668     169,339
    Capitalized interest............      22,310         33,630         38,947        36,291       39,363      20,292      20,738
                                        --------       --------       --------      --------     --------    --------    --------
  Fixed charges as adjusted.........     155,917        211,802        230,984       279,827      340,568     158,960     190,077
                                        --------       --------       --------      --------     --------    --------    --------
  Fixed charges and preferred stock
    dividends (B)...................    $169,794       $220,454       $230,984      $279,827     $345,010    $161,181    $195,500
                                        ========       ========       ========      ========     ========    ========    ========
Ratio of earnings to fixed charges
  and preferred stock dividends
  ((A) divided by (B))..............       1.35x          1.33x          1.44x         1.75x        1.68x       1.60x       1.75x
                                        ========       ========       ========      ========     ========    ========    ========